Chesapeake Shareholders can have stronger rights as the hotel cycle matures, says UNITE HERE

UNITE HERE urges shareholders to vote for improved corporate governance at the May 20 Annual Meeting

New York – Shareholders of Chesapeake Lodging Trust [NYSE: CHSP] have an opportunity to improve the REIT’s corporate governance by voting for 5 shareholder proposals solicited by UNITE HERE at the May 20 Annual Meeting. The proposals seek to prevent the imposition of anti-takeover measures without shareholder approval and to position the company to take advantage of strategic alternatives as the hotel cycle matures.

The shareholder proposals, which can be voted on either Chesapeake’s card or the Blue proxy card, recommend that the Board:

1. Proposal #4 - Extend the right of shareholders to initiate bylaw amendments
2. Proposal #5 - Allow shareholders to approve a poison pill before it is implemented or within a year if required by fiduciary duty
3. Proposal #6 - Revise the definition of “cause” to remove directors in order to more closely match other REITs, and reduce the removal threshold to a majority of shares
4. Proposal #7 - Remove potentially costly change-of-control severance provisions in employment agreements with top executives
5. Proposal #8 - Allow shareholders a separate advisory Say on Golden Parachute Pay for any new provisions or amendments to executive severance packages

During the last hotel cycle, nine publicly traded lodging REITs (roughly half of the publicly traded sector in the U.S.) were taken private, with the majority of buyouts occurring in the six month period between April and September 2007. Hotel REITs that missed this window saw their share prices plummet by as much as 90% when the cycle turned. None of those REITs have seen share prices return to previous levels.

Among the REITs taken private, most of those that waited until late in the cycle to sell subsequently ended up in distress, raising questions about how long the consolidation period will last this cycle.

CHSP executive officers previously served as executives of Highland Hospitality Corporation, and led it until the sale to JER. Highland was one of the last lodging REITs to be taken private in the previous cycle and was subsequently lost by JER to its debtholders.

We believe Chesapeake shareholders would benefit from stronger rights by having a say in the use of takeover protections, especially if there is less exuberance for deals late into the peak of this hotel cycle.

UNITE HERE represents hospitality workers and is a member of the Council of Institutional Investors. Its members are beneficiaries of pension funds with over $60 billion in assets. Since 2012, UNITE HERE has pursued a program of improving shareholder rights at hospitality REITs, including proposals to opt out of Maryland’s Unsolicited Takeover Act and to establish the right of shareholders to amend REIT bylaws (see www.hotelcorpgov.org).

UNITE HERE’s proxy statement (http://www.hotelcorpgov.org/wp-content/uploads/CHSPUniteHereProxy20150421.pdf ) contains additional important disclosures.

SOURCE: UNITE HERE JJ Fueser, 416-893-8570 275 Seventh Ave, NY, NY 10001